Exhibit 99.3

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE CONTENTS OF THIS DOCUMENT OR THE ACTION YOU SHOULD TAKE, YOU SHOULD CONTACT YOUR STOCKBROKER, SOLICITOR, ACCOUNTANT, BANK MANAGER OR OTHER PROFESSIONAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED) IF YOU ARE RESIDENT IN THE UNITED KINGDOM OR, IF NOT, ANOTHER APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER IN THE RELEVANT JURISDICTION.

THE RELEASE, PUBLICATION OR DISTRIBUTION OF THIS DOCUMENT IN, INTO OR FROM JURISDICTIONS OTHER THAN THE UNITED KINGDOM AND THE AVAILABILITY OF THE OFFER TO SHAREHOLDERS WHO ARE NOT RESIDENT IN THE UNITED KINGDOM MAY BE RESTRICTED BY THE LAWS OF THOSE JURISDICTIONS. ACCORDINGLY, THOSE PERSONS INTO WHOSE POSSESSION THIS DOCUMENT COMES SHOULD INFORM THEMSELVES ABOUT, AND OBSERVE, SUCH RESTRICTIONS. ANY FAILURE TO COMPLY WITH THE RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE SECURITIES LAWS OF ANY SUCH JURISDICTION. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR ISSUE, NOR THE SOLICITATION OF AN OFFER TO BUY OR SUBSCRIBE FOR, SHARES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

YOUR ATTENTION IS DRAWN TO THE IMPORTANT INFORMATION SET OUT IN PART IV OF THIS DOCUMENT.

RECOMMENDED OFFER

by

CTRIP.COM INTERNATIONAL, LTD.

TO ACQUIRE SIP SHARES IN THE CAPITAL OF

SKYSCANNER HOLDINGS LIMITED
(incorporated in England and Wales with registered number 07777261)

This offer by Ctrip is to acquire SIP Shares in Skyscanner Holdings Limited in exchange for cash.

THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGE 11 AND PART III OF THIS OFFER DOCUMENT.

TO ACCEPT THE OFFER/DIRECT THAT THE OFFER IS ACCEPTED ON YOUR BEHALF, THE RELEVANT FORM OF ACCEPTANCE ON PAGES 13 TO 14 OR PAGE 15 OF THIS OFFER DOCUMENT MUST BE COMPLETED, EXECUTED AND SUBMITTED AS SOON AS POSSIBLE IN ACCORDANCE WITH THE INSTRUCTIONS THEREON. YOU ARE URGED TO SUBMIT YOUR COMPLETED AND VALIDLY EXECUTED FORM OF ACCEPTANCE SO AS TO BE RECEIVED BY NO LATER THAN 5 PM ON 4 DECEMBER 2016.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located.  Recipients of this document who are resident outside the United Kingdom should review the important information set out in Part IV of this document.  This document does not constitute an offer or solicitation to any person in any jurisdiction in which such an offer or solicitation would be unlawful. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

All references to time in this document are to London time (i.e. GMT) unless otherwise stated.

Capitalised terms used in this document shall have the meaning given to them in Part VII unless otherwise stated.

The statements contained in this document are not to be construed as legal, business, financial or tax advice. If you are in any doubt about the content of this document, you should consult your own professional independent legal, financial or tax adviser for legal, business, financial or tax advice.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. No dealer, salesperson or other person is authorised to give any information or to make any representations with respect to the Offer other than such information or representations contained in this document and, if given or made, such information or representations must not be relied upon as having been authorised by Ctrip.

PART I

LETTER FROM THE CHIEF EXECUTIVE OFFICER

OF SKYSCANNER HOLDINGS LIMITED

(Registered in England and Wales with company number 07777261)

Directors: Gareth Williams Barry Smith Julian Pancholi Calum Paterson Sir Michael Moritz Mark Logan	Registered Office: Suite 7-001 1 Fore Street London EC2Y 5EJ

24 November 2016

To:

•                  Participants of the Skyscanner Holdings Limited Share Incentive Plan (the “UK SIP”) and non-UK share incentive plans (the “Overseas SIPs”) (together the “SIP Participants”); and

•                  (a) Yorkshire Building Society (the “SIP Trustee”) in its capacity as trustee of the UK SIP and (b) Zedra Trust Company (Guernsey) Limited (the “Nominee”) in its capacity as nominee shareholder for certain Overseas SIPs participants, pursuant to SIP share agreement(s) between Skyscanner and those participants in respect of the SIP Shares (the “SIP Share Agreement(s)”), each of the SIP Trustee and the Nominee being the registered holders (each a “SIP Registered Holder”) of SIP Shares for participants in the UK SIP and the Overseas SIPs, respectively.

Dear SIP Participant/SIP Registered Holder

Proposed Acquisition of Skyscanner Holdings Limited

1.                                      Introduction

On 23 November 2016, the boards of directors of Skyscanner and of Ctrip announced that they had reached agreement on the terms of the proposed acquisition of Skyscanner by Ctrip (the “Acquisition”).

As part of the arrangements relating to the Acquisition, the Offer described in this Offer Document is being made to you in your capacity as a SIP Participant and/or a SIP Registered Holder.

This letter, together with the remainder of this Offer Document and the accompanying Form of Acceptance, contains the formal Offer by Ctrip for certain shares in the capital of Skyscanner.

If you are in any doubt as to the action you should take, you should seek your own independent professional financial advice.

2.                                      Unanimous Recommendation

The terms of the Acquisition value the issued and to be issued share capital of Skyscanner at approximately £1.426 billion. The Skyscanner Board considers that the terms of the Acquisition fairly value Skyscanner. The Skyscanner Board also believes that membership of the Ctrip Group will enhance growth and investment prospects for Skyscanner and will provide new opportunities for its employees.

Gareth Williams, Barry Smith, Julian Pancholi and Mark Logan, the members of the Skyscanner Board who hold Shares, are parties to the Share Purchase Agreement and have accordingly agreed to sell all of their Shares to Ctrip at completion of the Share Purchase Agreement (however Gareth Williams will subscribe for new shares in Skyscanner following completion of the Acquisition).

The Skyscanner Board considers the Offer to be in the best interests of Skyscanner and its shareholders as a whole. Accordingly, the Skyscanner Board unanimously recommends that all SIP Participants and SIP Registered Holders (on behalf of SIP Participants) accept the Offer.

In order to accept the Offer in respect of your SIP Shares or on behalf of the SIP Participant in respect of which you are the SIP Registered Holder, you should complete and electronically sign and submit the appropriate Acceptance on pages 13 to 14 or 15 of this letter as soon as possible. You are urged to submit your completed and validly executed Acceptance so as to be received by no later than 5.00pm on 4 December 2016.  Your attention is drawn to paragraph 7 of Part III of this Offer Document and to the Acceptance, which set out the procedure for acceptance of the Offer.

In approving the Acquisition, the Skyscanner Board has also determined that:

•                  any transfer of Shares to Ctrip, including any transfer pursuant to the Offer, will be a “Permitted Transfer” taking place in accordance with Article 16.4 of the Articles; and

•                  notwithstanding the variety of Acquisition arrangements, each Skyscanner shareholder is being offered the amount of consideration which they are entitled to receive under the pre-existing arrangements in the Articles.

3.                                      Condition to the Offer

The Skyscanner Board notes that the Offer is subject to and conditional upon completion under the Share Purchase Agreement occurring on or before the Longstop Date. Completion of the Share Purchase Agreement is itself conditional upon acceptances of the Offer having been received in respect of substantially all of the Shares from recipients of this Offer. Hence, if completion of the Share Purchase Agreement does not occur due to, for example, Ctrip having received insufficient acceptances of the Offer, the Offer will lapse and Holders will not be entitled to receive any consideration in respect thereof.

You are therefore urged to accept the Offer and to sign and submit the Acceptance as soon as possible.

Yours faithfully

/s/ Gareth Williams
Gareth Williams
Chief Executive Officer

PART II

LETTER FROM

THE DIRECTOR AND CHIEF EXECUTIVE OFFICER OF CTRIP.COM INTERNATIONAL, LTD.

(a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability)

Directors: James Jianzhang Liang Min Fan Jane Jie Sun Gabriel Li JP Gan Neil Nanpeng Shen Qi Ji Robin Yanhong Li Tony Yip	Address of principal executive office: 968 Jin Zhong Road Shanghai 200335 People’s Republic of China

24 November 2016

To:

•                  Participants of the Skyscanner Holdings Limited Share Incentive Plan (the “UK SIP”) and non-UK share incentive plans (the “Overseas SIPs”) (together the “SIP Participants”); and

•                  (a) Yorkshire Building Society (the “SIP Trustee”) in its capacity as trustee of the UK SIP and (b) Zedra Trust Company (Guernsey) Limited (the “Nominee”) in its capacity as nominee shareholder for certain Overseas SIPs participants, pursuant to SIP share agreement(s) between Skyscanner and those participants in respect of the SIP Shares (the “SIP Share Agreement(s)”), each of the SIP Trustee and the Nominee being the registered holders (each a “SIP Registered Holder”) of SIP Shares for participants in the UK SIP and the Overseas SIP, respectively.

Dear SIP Participant/SIP Registered Holder

Proposed Acquisition of Skyscanner Holdings Limited (“Skyscanner”) by Ctrip.com International, Ltd. (“Ctrip”)

Offer to acquire SIP Shares

1.                                      Introduction

On 23 November 2016, the boards of directors of Skyscanner and of Ctrip announced that they had reached agreement on the terms of the proposed acquisition of Skyscanner by Ctrip (the “Acquisition”).

As part of the arrangements relating to the Acquisition, the Offer described in this Offer Document is being made to SIP Participants and SIP Registered Holders (in relation to the relevant SIP Participants).  This Offer Document also describes at paragraph 6 below how SIP Participants can participate in the Offer to the maximum extent possible, including a top-up contribution proposal for UK SIP Participants.

SIP Participants are invited to accept the Offer in accordance with the instructions set out below.  If any of your SIP Shares are held by a SIP Registered Holder, you are invited to direct your SIP Registered Holder to accept the Offer described in this Offer Document on your behalf.

If you are a SIP Registered Holder, this Offer Document has been sent to you in your capacity as the registered holder of SIP Shares which you hold on behalf of SIP Participants pursuant to the Trust Deed and Rules of the UK SIP (the “SIP Rules”) or the SIP Share Agreement(s) (as appropriate).  All SIP Participants who are the beneficial owners of the SIP Shares you hold on their behalf have been invited to direct you, as SIP Registered Holder, to accept the Offer on their behalf.

Your attention is drawn to the letter from the Chief Executive Officer of Skyscanner set out in Part I of this Offer Document, which explains why the directors of Skyscanner consider the terms of the Offer to be fair and reasonable and are unanimously recommending that all SIP Participants and SIP Registered Holders accept the Offer.

This letter, together with the Acceptance and the remainder of this Offer Document, contains the formal Offer by Ctrip for the SIP Shares.  Words and expressions defined in the SIP Rules or the SIP Share Agreement(s) (as appropriate) will, unless the context otherwise requires, have the same meaning in this Offer Document.

The purpose of this letter is to explain the background to the Offer and to describe the terms of the Offer.

If you also hold Skyscanner shares which are not SIP Shares or have options or rights to acquire any Skyscanner shares which are not SIP Shares, you will receive a separate communication in relation to those shares/options/rights to acquire shares.

2.                                      The Acquisition

The terms of the Acquisition value Skyscanner at approximately £1.426 billion (assuming the exercise of all outstanding options and the issue of all Conditional Subscription Shares and taking account of any cash payments to be made by Skyscanner in respect of certain “cash equivalent” arrangements which Skyscanner has in place with certain non-UK based employees).

If the Acquisition proposals are accepted and implemented in full, it is anticipated that Ctrip would own the entire issued and to be issued share capital of Skyscanner following completion of the Acquisition (save in respect of certain new shares in Skyscanner which will be subscribed for by Gareth Williams following completion of the Acquisition).

Given the complexity of Skyscanner’s share capital structure and the large number of Skyscanner shareholders, the Acquisition is being structured through a variety of arrangements. The Offer made in respect of SIP Shares under this Offer Document is just one of those arrangements. In addition, the Management Shareholders and Institutional and Certain Other Shareholders have entered into the Share Purchase Agreement with Ctrip under which, subject to certain conditions, they will sell all of their shares in the capital of Skyscanner to Ctrip (however Gareth Williams will subscribe for new shares in Skyscanner following completion of the Acquisition). Separately, acquisition arrangements will be entered into in respect of employees who hold shares or rights to subscribe for shares in the capital of Skyscanner, option holders of the Skyscanner Group and certain former employees. Certain other arrangements will be entered into in respect of the sellers of businesses previously acquired by Skyscanner where those sellers, as part of the consideration offered to them by Skyscanner on the acquisition of the relevant businesses, received or are entitled to shares in the capital of Skyscanner and/or rights to subscribe for shares in the capital of Skyscanner.

For SIP Participants, the acquisition of the SIP Shares will be effected through the Offer upon the terms and conditions set out in this Offer Document and in the Acceptance.

The Offer is one of the arrangements pursuant to which the Acquisition is to be implemented. The objective of the Acquisition proposals, including the Offer, is for Ctrip to acquire day to day control of Skyscanner’s affairs, pursuant to its anticipated acquisition of substantially all of Skyscanner’s issued share capital and its appointment of the members of the Skyscanner Board with effect from completion of the Share Purchase Agreement.

3.                                      Consideration

For legal, regulatory and commercial reasons, the form of consideration offered to Skyscanner shareholders by Ctrip varies. For instance:

•                  the Management Shareholders will receive consideration in the form of cash, Ctrip Shares and Loan Notes (save for one of the Management Shareholders who is to receive cash in deferred instalments in lieu of Loan Notes as a result of being a non-UK resident);

•                  the Institutional and Certain Other Shareholders will receive consideration in the form of cash and Ctrip Shares but will not receive Loan Notes;

•                  the shares held by employees and option holders of the Skyscanner Group will receive consideration in the form of cash and Loan Notes (in respect of UK Holders) or in the form of cash only (in respect of Non-UK Holders) but will not receive Ctrip Shares;

•                  recipients of this Offer Document will receive consideration in the form of cash in respect of the acquisition of their SIP Shares; and

•                  the Shares held by certain former employees will be acquired wholly for cash.

The consideration in respect of your SIP Shares is set out in your personalised Acceptance.

The Acquisition arrangements value:

•            each Ordinary Share at approximately £145.29;

•            each C1 Share at approximately £120.83;

•            each C2 Share at approximately £81.01;

•            each C3 Share at approximately £92.51;

•            each C4 Share at approximately £78.79;

•            each C6 Share at approximately £75.66;

•            each C7 Share at approximately £71.50;

•            each C8 Share at approximately £67.88;

•            each C9 Share at approximately £62.67;

•            each C10 Share at approximately £33.88; and

•            each SIP Share at approximately £145.29.

4.                                      Ctrip

Ctrip is a leading travel service provider of accommodation reservation, transportation ticketing, packaged tours and corporate travel management in China.

Ctrip is incorporated in the Cayman Islands and conducts substantially all of its operations in China. With its operational headquarters in Shanghai, it has branches in 17 other major cities in China, including Hong Kong, Beijing, Chengdu, Guangzhou, Shenzhen, Qingdao, Shenyang, Xiamen, Hangzhou, Wuhan, Nanjing, Nantong Sanya, Chongqing, Lijiang, Xi’an and Tianjin.

Ctrip’s American Depositary Shares are listed on the NASDAQ Global Select Market.

Further information relating to Ctrip is available at http://ir.ctrip.com/phoenix.zhtml?c=148903&p=irol-homeprofile.

Save for its interests under the Share Purchase Agreement and the terms of the other arrangements entered into in respect of the Acquisition, Ctrip has no interest in the issued or to be issued share capital of Skyscanner as at the date of this Offer Document.

5.                                      The Offer

Ctrip hereby offers to acquire all of the SIP Shares in issue as at the Closing Date, on the terms and subject to the conditions set out or referred to in this Offer Document and in the Acceptance.

If the Acquisition becomes effective, under the terms of the Offer the consideration to be paid to each SIP Participants for each SIP Share is £145.29.

The Offer is conditional on the Share Purchase Agreement between certain management, institutional and other Skyscanner shareholders and Ctrip which was entered into on or around the date of this Offer Document becoming unconditional in all respects on or before the Longstop Date (or such later date as the parties thereto may agree in writing in accordance with the Share Purchase Agreement).  The Share Purchase Agreement is conditional on the satisfaction or waiver of certain conditions, including conditions relating to, amongst other things, the acquisition of the various classes of Skyscanner shares (including the SIP Shares) pursuant to the various arrangements in connection with the Acquisition.

For legal, regulatory and commercial reasons, the form of consideration offered to Skyscanner shareholders by Ctrip under the various Acquisition arrangements varies, but notwithstanding the different forms of consideration the Acquisition arrangement attribute the same notional value to each share in any particular class of Skyscanner shares.  In the case of the SIP Shares, the consideration offered is cash and not any other form of consideration.

SIP Shares acquired by Ctrip pursuant to the Offer will be acquired fully paid with Full Title Guarantee, free from all liens, equities, charges and Encumbrances and together with all rights attaching thereto on or after 5 p.m. on the Closing Date including, without limitation, the right to receive and retain all dividends and other distributions, if any, declared, paid or made on or after that date.

You can accept the Offer in respect of all, but not part of, the SIP Shares set out in the Form of Acceptance. Should you decide to accept the Offer, any transfer of your Shares to Ctrip or its nominee pursuant to the Offer under this Offer document will be a “Permitted Transfer” for the purposes of the Articles under Article 16.4.

Settlement of Consideration

Subject to the Offer becoming or being declared wholly unconditional, and provided that the Acceptance, share certificate(s) and/or other document(s) of title relating to the SIP Shares are received in accordance with the terms of the Offer, Ctrip will remit the relevant Consideration to Skyscanner on the Closing Date by way of electronic transfer for same day value and Skyscanner will within fifteen (15) Business Days of receipt of such Consideration remit such Consideration to SIP Participants, less any income tax, National Insurance contributions, social security contributions or any other tax or charge which is the relevant SIP Participant’s liability but which Skyscanner (or any member of the Skyscanner group) is liable to remit on a SIP Participant’s behalf in relation to the acquisition or sale of the SIP Shares (excluding any amounts which Skyscanner has agreed to indemnify pursuant to the top-up arrangements set out in paragraph 6 below), by way of electronic transfer for same day value to the bank accounts to which the SIP Participants’ salary is usually paid.

Your attention is drawn to the procedure for actions to be taken to accept the Offer or to direct the SIP Registered Holder to accept the Offer on your behalf, which is set out in paragraph 7 below and in Part III of this Offer Document.

If the Offer does not become or is not declared wholly unconditional and as a result the Acquisition does not occur, your SIP Shares will continue to be held under the relevant existing arrangements, subject to the provisions of the SIP Rules or your SIP Share Agreement(s), as appropriate.

6.                                      Your SIP Shares and participating in the Offer to the maximum extent

Top-up proposals for participants of the UK SIP

The statement given to you by Skyscanner on or around the date of this letter (the “Shares Statement”) sets out your current shareholding under the UK SIP.  As you know, the Accumulation Period (as defined in the SIP Rules) for making Partnership Share contributions usually runs from 1 April to 31 March in each year.  The Shares Statement sets out the maximum contributions you are on track to make for the 2016/2017 Accumulation Period if your current contributions continued until 31 March 2017 (your “Statement Amount”).

During an Accumulation Period, you make contributions from your salary either on a monthly or on a lump sum basis and, at the end of the Accumulation Period, your contributions are used to purchase Partnership Shares.  For every Partnership Share purchased at the end of the 2016/2017 Accumulation Period, you would have been entitled to receive two free Matching Shares.  Under the terms of the SIP Rules, the 2016/2017 Accumulation Period will immediately come to an end when the Offer becomes or is declared wholly unconditional.  If you contribute on a monthly basis or if you have not yet paid your lump sum, you will not have made your full 2016/2017 contributions when the Offer becomes unconditional.

Therefore, in order to allow you to make your maximum contribution for 2016/2017, Skyscanner will offer you the opportunity to make a top-up your contribution (the “Top-Up Contribution”), up to your Statement Amount (less any contributions you have already made).  If you elect to make the Top-Up Contribution, that Top-Up Contribution will be made from your gross salary.  The Top-Up Contribution will be added to the contributions you have already made and Partnership Shares will be purchased on the basis of your Statement Amount and two Matching Shares will be awarded to the SIP Trustee on your behalf or every Partnership Share that is purchased.

It is anticipated that the whole amount of your gross contribution will be able to be used to purchase Partnership Shares and that no income tax or National Insurance contributions will be payable in respect of the amount of the Top-Up Contribution made.  In the event that any income tax or National Insurance contributions are payable in respect of the Top-Up Contribution or the purchase of the additional Partnership Shares or award of corresponding Matching Shares, or the sale of those shares out of the UK SIP in connection with the Acquisition (the “Tax Liability”), Skyscanner will indemnify you in respect of any such Tax Liability.

If you wish to make a Top-Up Contribution, you should complete the online survey sent to you by email by Skyscanner on or around the date of this letter by indicating that you wish to make a Top-Up Contribution by no later than 5.00pm on 27 November 2016.  If you do not do so, you will not have made a Top-Up Contribution.

Overseas SIP Participants

You have already been issued with your 2016/2017 Partnership Shares.  If you chose to take a loan from Skyscanner to pay the subscription price for those Partnership Shares when you entered into your SIP Share Agreement(s), the balance of the loan amount will be deducted from the cash consideration you receive for the sale of your SIP Shares.

Matching Shares

If you are resident in Spain, you have already been issued with all of your Matching Shares.  If you are not resident in Spain, in accordance with the terms of your SIP Share Agreement(s) and conditional on the Skyscanner Board making a determination that an “Exit” (which includes a sale of the entire issued share capital of Skyscanner) will (or is likely to) occur, your Matching Shares will be issued to you (if you hold the corresponding Partnership Shares) or will be issued to the Nominee on your behalf (if the Nominee holds the corresponding Partnership Shares on your behalf).  Your Matching Shares will be sold, along with your Partnership Shares, pursuant to the terms of the Offer, if you choose to accept the Offer or (where applicable) direct the Nominee to sell the Matching Shares on your behalf by signing the Acceptance.

7.             Actions to be taken to accept the Offer

UK SIP Participants

Under the terms of the SIP Rules, you are entitled to direct the SIP Trustee to accept the Offer on your behalf.  To give a direction to the SIP Trustee to accept the Offer on your behalf, you should complete, electronically sign and submit Part A of the Acceptance on page 13 of this Offer Document as soon as possible. You are urged to submit your completed and validly executed Acceptance so as to be received by no later than 5.00pm on 4 December 2016.

Overseas SIP Participants

SIP Shares held by the Nominee on your behalf

To direct the Nominee to accept the Offer on your behalf, you should complete, electronically sign and submit Part A of the Acceptance on page 13 of this Offer Document as soon as possible. You are urged to submit your completed and validly executed Acceptance so as to be received by no later than 5.00pm on 4 December 2016.

SIP Shares held by you

To accept the Offer, you should complete, electronically sign and submit Part B the Acceptance on page 13 of this Offer Document as soon as possible. You are urged to submit your completed and validly executed Acceptance so as to be received by no later than 5.00pm on 4 December 2016.

SIP Registered Holders

In order to accept the Offer on behalf of the SIP Participants who have directed you to do so by signing and submitting the Acceptance on page 15 of this Offer Document in accordance with the instructions above, you should complete and sign the Acceptance on page 15 of this Offer Document and send it by email to Carolyn.Jameson@skyscanner.net and Graeme.Barron@skyscanner.net as soon as possible. You are urged to submit your completed and validly executed Acceptance so as to be received by no later than 5.00pm on 4 December 2016. One Acceptance can be submitted for all SIP Participants who have directed you to accept the Offer on their behalf.

8.             Validity of acceptances

Ctrip reserves the right, subject to the terms of the Offer, to treat as valid in whole or part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title in respect of SIP Shares. In that event, the Consideration under or in consequence of the Offer will not be paid until after the relevant share certificate(s) and/or other document(s) of title in respect of SIP Shares, or indemnities satisfactory to Ctrip, have been received.

Your attention is drawn to the information set out in the rest of this Offer Document and the Acceptance.

9.             Overseas shareholders

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of relevant jurisdictions in which they are located. This document does not constitute an offer or solicitation to any person in any jurisdiction in which such an offer or solicitation would be unlawful.  Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

The attention of Holders who are citizens or residents of jurisdictions outside the United Kingdom or who are holding Shares for such citizens or residents and any person (including, without limitation, any custodian, nominee or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom is drawn to Part IV of this Offer Document.

Yours faithfully

/s/ Jane Jie Sun
Jane Jie Sun
Director and Chief Executive Officer of Ctrip

ACCEPTANCE OF OFFER — SIP PARTICIPANTS

Holder name:

Holder address:

You hold/ will hold the SIP Shares set out in your Shares Statement, together with any additional SIP Shares acquired or awarded as a consequence of a Top-Up Contribution.

Terms used in this Acceptance of Offer shall have the meaning given in the Offer Document which accompanies this Acceptance.

PART A

Form of Direction to SIP Registered Holder

By signing this Acceptance, you direct your SIP Registered Holder to accept the Offer on your behalf in respect of all of the SIP Shares (including any additional SIP Shares acquired or awarded as a consequence of a Top-Up Contribution) the SIP Registered Holder holds on your behalf

By signing this Acceptance, I irrevocably instruct the SIP Trustee or the Nominee (as appropriate) to accept the Offer in respect of all of the SIP Shares the SIP Trustee or the Nominee holds on my behalf.  I hereby irrevocably appoint and authorise any director of Skyscanner as my attorney (the “Attorney”) to execute and deliver all such documents on my behalf (including without limitation, any document relating to any variation or abrogation of rights attached to any SIP Shares) and to perform all such acts and do all such things as the Attorney considers, in each case, necessary or desirable in connection with the acceptance of the Offer and implementation thereof.  I understand that my decision is subject to the rules of the UK SIP or the SIP Share Agreement(s) (as appropriate) and the Offer Document.

PART B

Form of Acceptance for SIP Shares held by SIP Participants

By signing this Acceptance, you accept the Offer in respect of all of the SIP Shares (including any additional SIP Shares acquired or awarded as a consequence of a Top-Up Contribution) which you hold.

By signing this Acceptance, I irrevocably accept the Offer in respect of all of the SIP Shares I hold as registered and beneficial owner.  I hereby irrevocably appoint and authorise each director of Skyscanner severally as my lawful attorney (the “Attorney”) to execute and deliver all such documents on my behalf (including without limitation, any document relating to any variation or abrogation of rights attached to any SIP Shares) and to perform all such acts and do all such things as the Attorney considers, in each case, necessary or desirable in connection with the acceptance of the Offer and implementation thereof.  I understand that my decision is subject to my SIP Share Agreement(s) and the Offer Document.

[electronic signature block]

ACCEPTANCE OF OFFER — SIP REGISTERED HOLDERS

Registered Holder name:

Registered Holder address:

Terms used in this Acceptance of Offer shall have the meaning given in the Offer Document to which this Acceptance is enclosed.

By signing this Acceptance, you accept the Offer on behalf of the SIP Participants who have directed you to accept the Offer by signing and submitting the SIP Participants’ Acceptance on page 13.

Pursuant to the direction given by the SIP Participants who have signed and returned an Acceptance, we irrevocably accept the Offer in respect of all of SIP Shares we hold on behalf of the SIP Participants who have signed and returned an Acceptance.  We acknowledge, on behalf of such SIP Participants that the Offer and this Acceptance are governed by the terms of this Offer Document.

We hereby irrevocably appoint and authorise each director of Skyscanner severally as our lawful attorney (the “Attorney”) to execute and deliver all such documents on our behalf in our capacity as registered holder of SIP Shares (including without limitation, any document relating to any variation or abrogation of rights attached to any SIP Shares) and to perform all such acts and do all such things as the Attorney considers, in each case, necessary or desirable in connection with the acceptance of the Offer and implementation thereof.

[electronic signature block]

PART III

TERMS OF THE OFFER

Except where the context requires otherwise, any reference in this Offer Document and in the Acceptance:

(a)           to the Offer will include any revision, variation or extension of the Offer;

(b)           to the Offer becoming unconditional will include the Offer becoming or being declared unconditional in all respects; and

(c)           to acceptances of the Offer includes deemed acceptances of the Offer.

Ctrip reserves the right in its sole discretion to amend and vary the timing and the procedure for implementation of the Offer, including the terms and the timing of the Offer as set forth in paragraph 4 below but excluding any reduction in the Consideration. Notwithstanding the foregoing, in the event of a Dividend Payment, Ctrip reserves the right to reduce the Consideration by an amount up to the amount of any Dividend Payment.

The following further terms apply, unless the context requires otherwise, to the Offer.

1.             Title to the Shares

Electronic signature and delivery of the Acceptance will constitute warranties by the accepting Holder in the terms set out in paragraph 5 below in respect of the SIP Shares for which the Offer is accepted and that the accepting Holder has full power to accept the Offer and to enter into and perform the transaction contemplated in accordance with this Offer Document and will constitute a binding obligation in accordance with its terms.

2.             Condition

The Offer is subject to and conditional upon completion under the Share Purchase Agreement becoming effective on or before the Longstop Date.

3.             Lapse of Offer

(a)           The Offer will lapse unless the Condition is fulfilled or waived or has been determined by Ctrip in its reasonable opinion to be or to remain satisfied, in each case no later than the Longstop Date; and

(b)           If the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting Holders and Ctrip will cease to be bound by any Acceptance submitted before the time the Offer lapses.

4.             Acceptance Period

The Offer will remain open for acceptance until no later than 5.00pm on 31 December 2016 (or such later time(s) and/or date(s) as Ctrip may decide) following which the Offer will close. For the avoidance of doubt, Ctrip in its absolute discretion shall be entitled to extend the period for acceptances of the Offer in respect of any particular Holder(s). In the event that Ctrip extends the period for acceptances of the Offer in respect of any particular Holder(s) until after the Closing Date, references to the “Closing Date” in paragraph 5(b) below shall in respect of such Holder(s) mean the date of closing of the Offer in respect of such Holder(s).

5.             Acceptance

Each Holder by whom, or on whose behalf, any Acceptance is executed irrevocably and unconditionally undertakes, represents, warrants to and agrees with Ctrip (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

(a)           that the execution of an Acceptance shall constitute an acceptance of the Offer in respect of all SIP Shares beneficially owned by the Holder;

(b)           that the SIP Shares in respect of which the Offer is accepted, or is deemed to be accepted, are transferred fully paid with Full Title Guarantee and free from all Encumbrances and together with all rights attaching thereto on or after 5 p.m. on the Closing Date including, without limitation, the right to receive and retain all dividends and other distributions, if any, declared, paid or made on or after that date;

(c)           that the electronic execution of the Acceptance and its submission constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms, the irrevocable separate appointment of Skyscanner and each of its directors severally as such Holder’s attorney (each, an “Attorney”), and an irrevocable instruction to the Attorney to complete and execute all or any form(s) of transfer and/or other document(s) in the Attorney’s discretion in relation to the SIP Shares referred to in paragraph (a) of this paragraph 5 in favour of Ctrip and to deliver such form(s) of transfer and/or other document(s) at the attorney’s discretion together with any share certificate(s) and/or other document(s) of title relating to such SIP Shares for registration and to execute such other documents and to do all such other acts or things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and the making of any election thereunder and to vest such SIP Shares in Ctrip or its nominee(s);

(d)           that, subject to the Offer becoming unconditional in all respects in accordance with its terms, the execution of the Acceptance and its submission constitutes a separate and irrevocable authority and request to Skyscanner or its agents to procure the registration of the transfer of the SIP Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Ctrip or as it may direct;

(e)           that any Acceptance executed and submitted by or on behalf of a Holder shall be irrevocable and cannot be withdrawn;

(f)           after the Offer has become unconditional in all respects that:

(i)            Ctrip or its agents shall be entitled to exercise or direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Skyscanner or of any class of its shareholders) attaching to any SIP Shares, in respect of which the Offer has been accepted, or is deemed to have been accepted, such votes where relevant to be cast so far as possible to satisfy any outstanding condition of the Offer;

(ii)           the execution of an Acceptance on behalf of a Holder in respect of the SIP Shares:

(A)           constitutes an irrevocable authority to Skyscanner from such Holder to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Skyscanner in respect of such SIP Shares to Ctrip at its registered office;

(B)           constitutes an irrevocable authority to Ctrip or its agents to sign any document and to do such things as may in the opinion of Ctrip or that agent be deemed necessary or desirable in connection with the exercise of any votes or other rights and privileges attaching to such SIP Shares, (including, but without limitation, signing any consent to short notice of a general meeting or form of proxy on his behalf and/or, where appropriate, nominated by Ctrip to attend general meetings and separate class meetings of Skyscanner or its members or any of them (and any adjournment thereof) and/or attending any such meeting and exercising the votes attaching to such SIP Shares on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer);

(C)           will also constitute the agreement of such Holder not to exercise any of such rights attaching to such SIP Shares without the consent of Ctrip and the irrevocable undertaking of such Holder not to appoint a proxy to attend and not himself to attend any such general meeting or separate class meeting; and

(D)           that the Holder:

(1)           has not received or sent copies or originals of the Offer Document or any related offering documents, in, into, or from Australia, Canada or South Africa (a “Restricted Jurisdiction”) and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails for, any means or instrumentality of (including, without limitation, facsimile transmission, telephone or e-mail) of commerce of, or any facility of a national securities exchange, of a Restricted Jurisdiction;

(2)           was outside a Restricted Jurisdiction when the Acceptance was delivered and at the time of accepting the Offer;

(3)           in respect of the SIP Shares to which the Acceptance relates, is not an agent or a fiduciary agent on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within a Restricted Jurisdiction;

(4)           if a citizen, resident or national of a jurisdiction outside the United Kingdom, has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and has not taken or omitted to take any action that may result in Ctrip, Skyscanner, the Sellers’ Representatives or other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or the Holder’s acceptance thereof;

(g)           that the Holder will deliver to Skyscanner his share certificate(s) or other document(s) of title in respect of all SIP Shares held by the Holder, and in respect of which the Offer has been accepted or is deemed to have been accepted, or an indemnity acceptable to Ctrip in lieu thereof as soon as possible and in any event within 3 months of the Offer becoming unconditional in all respects and will execute any further documents, do such acts and give any further assurances that may be required or desirable in connection with his acceptance of the Offer in respect of such SIP Shares;

(h)           that Ctrip or its agents shall be entitled to settle the Consideration in the manner set out in Part II of this Offer Document;

(i)            that the Holder is irrevocably and unconditionally entitled to transfer the SIP Shares in respect of which the Acceptance is completed and that the entire beneficial interest in such SIP Shares, in respect of which the Offer is accepted or deemed to be accepted will be acquired by Ctrip or its nominee under the Offer;

(j)            that the Holder acknowledges and agrees that any transfer of SIP Shares to Ctrip by any Skyscanner shareholder pursuant to this Offer, the Share Purchase Agreement and any other documents effecting the Acquisition is a transfer made in accordance with Article 16.4 of the Articles;

(k)           that the terms and conditions of the Offer contained in this Offer Document will be incorporated and deemed to be incorporated in and form part of the Acceptance, which will be read and construed accordingly;

(l)            that the Holder will ratify each and every act or thing which may be done or effected by Ctrip, Skyscanner or any officer or authorised representatives or agents of them, as the case may be, in the exercise of any of his or its power and/or authorities hereunder;

(m)         that, if any provision of this Offer Document or Acceptance is or becomes unenforceable or invalid or does not or becomes unable to operate so as to afford Ctrip and/or Skyscanner or any officer or authorised representative of any of them, or their respective agents the benefit or authority expressed to be given therein, the Holder will, as promptly as practicable, do all such acts and things and execute all such documents that may be required or desirable to enable those persons to secure the full benefit of this Offer Document;

(n)           that on execution, the Acceptance on page 13 will take effect and be delivered as a deed;

(o)           that the Holder accepts the Offer on the basis of the information set out in this Offer Document only and acknowledges that he/it has not relied upon any other representations, statements, undertakings or warranties made by Ctrip in any context, including in any other document;

(p)           that the Holder waives any right of pre-emption over any SIP Shares set out in the Articles or otherwise;

(q)           that the Holder appoints Carolyn Jameson and Colin McLellan of c/o Skyscanner Holdings Limited, Quartermile One, 15 Lauriston Place, Edinburgh, EH3 9EN, United Kingdom to be the Sellers’ Representatives for all purposes of this Offer Document;

(r)            that the execution of the Acceptance and its submission constitutes, subject to the Offer becoming unconditional in all respects, a separate instruction and authorisation to Skyscanner or its agents to procure the registration of the transfer of such SIP Shares at or following the Closing Date;

(s)            that, subject to paragraph (t) below, the Offer, the Offer Document and all matters arising out of the Offer and the execution of the Acceptance shall be governed by and construed in accordance with English law, and that such Holder submits to the exclusive jurisdiction of the English Courts in respect of such matters; and

(t)            that the powers of attorney granted in paragraphs (c) and (r) above and in the Acceptance and any dispute, proceedings or claim of whatever nature arising out of or in connection with them shall be governed by and construed in accordance with the laws of Scotland, and such Holder submits to the exclusive jurisdiction of the Scottish Courts in respect of any dispute or claim that arises in connection with those powers of attorney or their formation.

6.             Non-UK Applicants

No person receiving a copy of this Offer Document or an Acceptance in any territory other than the UK may treat the same as constituting an invitation or offer to him, nor should he in any event use such Acceptance unless, in the relevant territory, such an invitation or offer could lawfully be made to him or such Acceptance could lawfully be used without contravention of any registration or other legal requirements. It is the responsibility of any person outside the UK wishing to make an application hereunder to satisfy himself as to full observance of the laws of any relevant territory in connection therewith, including obtaining any requisite governmental or other consents, observing any other formalities requiring to be observed in such territory and paying any issue, transfer or other taxes required to be paid in such territory.

7.             General

(a)           References to a Holder include references to the person or persons executing an Acceptance and any person or persons on whose behalf such person or persons executing the Acceptance is/are acting.  In the event of more than one person executing an Acceptance such paragraphs will apply jointly and severally;

(b)           Any omission or failure to despatch this Offer Document or any other document relating to the Offer and/or any notice required to be despatched under the terms of the Offer to or any failure to receive the same by any person to whom the Offer is or should be made will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person;

(c)           Ctrip reserves the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificates and/or other relevant documents of title or if received by Ctrip at any place or places determined by them otherwise than as set out in this Offer Document;

(d)           The Offer will lapse unless the Condition has been fulfilled or (if capable of being waived) waived or where appropriate has been determined by Ctrip in its reasonable opinion to be or remain satisfied by no later than the Longstop Date. If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance and the Holder and Ctrip will cease to be bound by prior acceptances;

(e)           The Holders agree that no press conference, announcement or other communication concerning the transactions referred to in this document or in connection with the Skyscanner Group or Ctrip or otherwise relating to the financial condition or trading or financial prospects of the Skyscanner Group shall be made or despatched by the Holders or any Connected Person without the prior written consent of Ctrip save as may be required by:

(i)      law; or

(ii)     any applicable regulatory authority to which either party is subject where such requirement has the force of law;

(f)            The Holders shall treat as strictly confidential all information received or obtained as a result of entering into or performing any obligations in this document or supplied by on or behalf of Ctrip or the Skyscanner Group in the negotiations leading to this document, which relates to the provisions of this Offer Document, the negotiations relating to this Offer Document or, the subject matter of the document or in any of these cases relating to the Acceptance (the “Information”) and shall not without the prior written consent of Ctrip publish or otherwise disclose to any person any Information except to the extent that:

(i)      the Information before it is furnished to the Holder is in the public domain; or

(ii)     the Information after it is furnished to the Holder enters the public domain otherwise than as a result of a breach by the Holder of its obligations to treat such information as confidential; or

(iii)    the Holder discloses the Information to any person in compliance with any requirement of law; in response to any applicable regulatory authority to which it is subject where such requirement has the force of law; in order to obtain tax or other clearance consents from HM Revenue & Customs or other relevant taxing or regulatory authority;

(g)           This Offer Document is being distributed on the basis that the proposed Offer is one falling within Article 62(2) (Sale of a body corporate) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (SI 2005/1529) in that the purpose of the Offer (together with the other transactions pursuant to which the Acquisition is to be implemented) is for Ctrip to acquire the day-to-day control of the affairs of Skyscanner.

PART IV

IMPORTANT INFORMATION

The statements contained in this document are not to be construed as legal, business, financial or tax advice. If you are in any doubt about the content of this document, you should consult your own legal, financial or tax adviser for legal, business, financial or tax advice. The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. No dealer, salesperson or other person is authorised to give any information or to make any representations with respect to the Offer other than such information or representations as are contained in this document and, if given or made, such information or representations must not be relied upon as having been authorised by Ctrip or Skyscanner.

General

This Offer Document should not be distributed, forwarded or transmitted in or into Australia, Canada, the People’s Republic of China (which for this purpose only should exclude the Hong Kong and Macau Special Administrative Regions and Taiwan) or South Africa. To the best of the knowledge and belief of the directors of Ctrip.com International, Ltd., who have taken all reasonable care to ensure that such is the case, the information contained in this Offer Document is in accordance with the facts and does not omit anything likely to affect the import of such information. This document should be read in connection with the accompanying Form of Acceptance. The terms of this Offer are recommended by all the directors of Skyscanner Holdings Limited.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of relevant jurisdictions in which they are located. This document does not constitute an offer or solicitation to any person in any jurisdiction in which such an offer or solicitation would be unlawful.  Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

Notice to U.S. Holders

The Offer is made for the securities of a UK company. The Offer is subject to disclosure requirements of the United Kingdom that are different from those in the United States. Financial statements included in, or incorporated by reference in, the document, if any, have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies.

The Offer is being made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended. Ctrip will furnish to the SEC a Form CB with respect to the Offer.

It may be difficult for Holders to enforce their rights and any claim they may have arising under the federal securities laws since Ctrip and Skyscanner are located outside the United States, and some or all of their officers and directors are resident outside the United States. As a result, it may be difficult to compel Ctrip and Skyscanner and their affiliates to subject themselves to a U.S. court’s judgment, or to enforce, in courts outside the United States, judgments obtained in U.S. courts against any such person, including judgments based on the civil liability provisions of the U.S. securities laws. Additionally, Holders may not be able to sue Ctrip or Skyscanner or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws.

As further described herein, Holders should be aware that Ctrip may purchase Skyscanner’s securities other than under this Offer, such as in privately negotiated purchases.

In making the decision whether or not to accept the Offer, Holders must rely upon their own examination of the Offer, including the merits and risks involved.

THE OFFER HAS NOT BEEN APPROVED OR RECOMMENDED BY ANY U.S. FEDERAL OR STATE SECURITIES AUTHORITY NOR HAS ANY SUCH AUTHORITY PASSED UPON THE

ACCURACY OR ADEQUACY OF THIS DOCUMENT. THE MAKING OF ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Other Restricted Jurisdictions

Unless otherwise determined by Ctrip, the Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of commerce of, or any facilities of, a national securities exchange of, Australia, Canada or South Africa, and cannot be accepted by any such use, means, instrumentality or facility from or within Australia, Canada or South Africa, nor is it being made in or into any jurisdiction where they such delivery or receipt of the Offer would be contrary to applicable law in that jurisdiction, and the Offer is not capable of acceptance from any such jurisdiction by any such use, means, instrumentality or facilities.

Forward-looking statements

This Offer Document, oral statements made regarding the Offer, and other information published by Ctrip and Skyscanner contain statements which are, or may be deemed to be, “forward-looking statements”. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Ctrip and Skyscanner about future events, and are therefore subject to risks and uncertainties which could cause actual results, performance or events to differ materially from those expressed or implied by the forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plan”, “expect”, “budget”, “target”, “aim”, “scheduled”, “estimate”, “forecast”, “intend”, “anticipate”, “assume” or “believe”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Ctrip and Skyscanner believe that the expectations reflected in such forward-looking statements are reasonable, Ctrip and Skyscanner can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risks (known and unknown) and uncertainties (and other factors that are in many cases beyond the control of Ctrip and/or Skyscanner) because they relate to events and depend on circumstances that may or may not occur in the future.

There are a number of factors that could affect the future operations of Ctrip and/or the Skyscanner Group and that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, such as: domestic and global business and economic conditions; asset prices; market related risks such as fluctuations in interest rates and exchange rates, industry trends, competition, changes in government and regulation, changes in the policies and actions of governments and/or regulatory authorities (including changes related to capital and tax), changes in political and economic stability, disruption in business operations due to re-organisation activities, interest rate, inflation and currency fluctuations, the timing impact and other uncertainties of future or planned acquisitions or disposals or combinations. Other unknown or unpredictable factors could affect future operations and/or cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.

Each forward-looking statement speaks only as of the date of this Offer Document. Neither Ctrip nor Skyscanner, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Offer Document will actually occur. All forward-looking statements contained in this Offer Document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, neither Ctrip nor Skyscanner is under or undertakes any obligation, and each of the foregoing expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART V

FINANCIAL INFORMATION RELATING TO SKYSCANNER

The documents referred to below (which contain financial information in respect of the Skyscanner Group) have been filed at Companies House in the UK and are incorporated into the Offer by reference.

Document	Companies House reference
Skyscanner Holdings Limited annual report and consolidated financial statements for the year ended 31 December 2015	S56BLH5K

Skyscanner Holdings Limited annual report and consolidated financial statements for the year ended 31 December 2014	S46WEEGB

Skyscanner Holdings Limited annual report and consolidated financial statements for the year ended 31 December 2013	S39HTOA2

PART VI

ADDITIONAL INFORMATION

1.                   Directors

1.1.        The Ctrip Directors and their respective positions are set out below:

Name	Position

James Jianzhang Liang	Executive Chairman of the Board

Min Fan	Vice Chairman of the Board and President

Jane Jie Sun	Director and Chief Executive Officer

Gabriel Li	Vice Chairman of the Board, Independent Director

JP Gan	Independent Director

Neil Nanpeng Shen	Independent Director

Qi Ji	Independent Director

Robin Yanhong Li	Director

Tony Yip	Director

The registered office of Ctrip is the offices of Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104 and the principal executive office address of Ctrip is 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China.

1.2.        The Skyscanner Directors and their respective positions are as follows:

Name	Position

Gareth Williams	Director

Barry Smith	Director

Julian Pancholi	Director

Calum Paterson	Director

Sir Michael Moritz	Director

Mark Logan	Director

The registered office of Skyscanner is the offices Suite 7-001, 1 Fore Street, London, EC2Y 5EJ.

2.                   Other Information

Save as disclosed in this document:

(a)                                          there is no agreement, arrangement or understanding by which any SIP Shares to be acquired by Ctrip in pursuance of the Offer will be transferred to any other person; and

(b)                                        the Skyscanner Board is not aware of any significant adverse change in the financial or trading position of Skyscanner since 31 December 2015 (the date to which the most recent annual results of Skyscanner were made up).

3.                   Documents on display

Copies of the following documents will be available free of charge, for inspection at the head office of Skyscanner until the Closing Date:

(a)                                 this document;

(b)                                 the memorandum and articles of association of Skyscanner; and

(c)                                  Skyscanner Holdings Limited annual reports and consolidated financial statements for the years ended 31 December 2013, 31 December 2014 and 31 December 2015.

PART VII

DEFINITIONS

The following definitions apply throughout this Offer Document unless the context requires otherwise:

“2006 Act”	means the Companies Act 2006;

“Acceptance” or “Form of Acceptance”

means the relevant acceptance set out on pages 13 to 14 or 15 of Part II of this Offer Document in respect of which the SIP Participants and SIP Registered Holders may accept the Offer (in respect of SIP Shares);

“Accumulation Period”	has the meaning given to such term in the SIP Rules;

“Acquisition”	means the proposed acquisition of substantially all of the issued share capital in Skyscanner by Ctrip;

“Articles”	means the articles of association of Skyscanner in force as at the date of this Offer Document;

“Business Day”

means any day (other than a Saturday, Sunday or public holiday in England, Scotland or the PRC) on which clearing banks in the City of London, Edinburgh and Shanghai are open for the transaction of normal sterling banking business;

“C1 Shares”	has the meaning given in the Articles;

“C2 Shares”	has the meaning given in the Articles;

“C3 Shares”	has the meaning given in the Articles;

“C4 Shares”	has the meaning given in the Articles;

“C6 Shares”	has the meaning given in the Articles;

“C7 Shares”	has the meaning given in the Articles;

“C8 Shares”	has the meaning given in the Articles;

“C9 Shares”	has the meaning given in the Articles;

“C10 Shares”	has the meaning given in the Articles;

“Closing Date”

means:

(a)                                 the date which is the fifth Business Day after the date on which the Condition is satisfied (or waived); or

(b)                                 such later date as the Sellers’ Representatives and Ctrip may agree in writing (each acting reasonably);

“Condition”	means the condition set out in paragraph 2 of Part III of this Offer Document;

“Conditional Subscription Shares”	means shares in the capital of Skyscanner in respect of which Skyscanner has previously granted to a person a conditional right to subscribe for those shares;

“Consideration”	means the cash sum payable by Ctrip to Holders in respect of the Offer as specified in paragraph 3 of Part II of the Offer Document;

“Connected Person” and “Connected”	has the meaning attributed to it in section 1122 of the Corporation Tax Act 2010;

“Ctrip”

means Ctrip.com International, Ltd., a company incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands and having its principal executive office address at 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China and “Ctrip Group” shall be construed as Ctrip and its subsidiary undertakings immediately prior to the Offer being made;

“Dividend Payment”

means any dividend, return of capital (whether by way of reduction of share capital, repurchase or redemption (or otherwise) or any other distribution in respect of any Share which has been declared, made or paid by Skyscanner or which has a record date, in each case, on or after the date of this Offer Document;

“Employee Offer Document”

Means the offer document setting out Ctrip’s offer to purchase shares held and to be held (upon exercise of all options or other rights to acquire shares) by certain employees and option holders in Skyscanner;

“Encumbrance”

means any encumbrance, lien, pledge, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind, including retention arrangements or other encumbrances of any nature whatsoever and any agreement to create any of the foregoing;

“Full Title Guarantee”	means the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Holder”	means a registered holder of SIP Shares;

“Institutional and Certain Other Shareholders”	means SEP III and certain other shareholders in Skyscanner, defined as “Institutional and Other Non Management Sellers” in the Share Purchase Agreement;

“Loan Note Instrument”	means the loan note instrument pursuant to which Ctrip will create the Loan Notes;

“Loan Notes”	means unsecured zero coupon redeemable loan notes to be issued by Ctrip;

“Longstop Date”	means 23 February 2017, or such later date as the Sellers’ Representatives and Ctrip may agree in writing;

“Management Shareholders”	means Gareth Williams and certain other members of the management team of Skyscanner defined as “Management Sellers” in the Share Purchase Agreement;

“Matching Shares”	means shares awarded under part C of the Skyscanner Holdings Limited share incentive plan;

“NASDAQ”	means the NASDAQ Stock Exchange;

“Non-UK Holder”	means a Holder who is not a UK Holder;

“Offer”

means the recommended offer made by Ctrip in paragraph 5 of Part II of the Offer Document to relevant recipients of this Offer Document to acquire the issued (and to be issued) SIP Shares to which this Offer Document relates, subject to the terms and conditions set out in this Offer Document and in the Acceptance;

“Offer Document”	means this document;

“Partnership Shares”	means shares acquired under part B of the Skyscanner Holdings Limited share incentive plan;

“PRC”	means the People’s Republic of China (excluding, for the purposes of this Offer Document, the Hong Kong and Macau Special Administrative Regions and Taiwan);

“SEC”	means the United States Securities and Exchange Commission;

“Sellers’ Representatives”

means the persons nominated from time to time as the representatives of the Holders as a whole, at the date of this Offer Document being Carolyn Jameson and Colin McLellan of c/o Skyscanner Holdings Limited, Quartermile One, 15 Lauriston Place, Edinburgh, EH3 9EN, United Kingdom;

“Share Purchase Agreement”	means the share purchase agreement relating to shares in the capital of Skyscanner on or about the date hereof between, amongst others, Ctrip and Gareth Williams

“SIP Share”	means a SIP share of £0.01 each in the capital of Skyscanner and being fully paid up and non-redeemable and having the rights, and being subject to the restrictions, set out in the Articles;

“SIP Trustee”	means the Yorkshire Building Society in its capacity as trustee of the SIP;

“Skyscanner”	means Skyscanner Holdings Limited whose registered office is at Suite 7-001, 1 Fore Street, London, EC2Y 5EJ, United Kingdom;

“Skyscanner Board”	means the board of directors of Skyscanner whose names are set out in Part I of this Offer Document;

“Skyscanner Group”	means Skyscanner and its subsidiary undertakings;

“subsidiary undertakings”	means a subsidiary undertaking within the meaning ascribed to such expression by section 1161 of the 2006 Act (as the context shall admit or require);

“Trust Deed and Rules” or “SIP Rules”	means the trust deed and rules of the Skyscanner Holdings Limited share incentive plan dated 31 July 2013;

“Top-Up Contribution”	has the meaning given to it in paragraph 6 of Part II of this Offer Document

“UK” or “United Kingdom”	means the United Kingdom of Great Britain and Northern Ireland;

“UK Holder”	means a Holder who is a resident in the UK;

“United States” or “U.S.”	means the United States of America.